UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Ennis, Inc.

(Name of Registrant as Specified In Its Charter)

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Ennis, Inc.
2441 Presidential Parkway
Midlothian, TX 76065
NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
To Be Held Thursday, June 28, 2007
     We will hold the Annual Meeting of Shareholders of Ennis, Inc. on Thursday at the Midlothian Community Center located at One Community Circle, Midlothian, Texas 76065 (the “Annual Meeting”), June 28, 2007 at 10:00 a.m., local time. At the Annual Meeting, we will ask you to vote on the following proposals:
•	The election of three Directors to serve as Directors for a three year term or until their successors are duly elected and qualified; and

•	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
     The foregoing items of business, including the nominees for directors are more fully described in the Proxy Statement which is attached to and made part of this Notice. If you were a shareholder at the close of business on April 30, 2007, you are entitled to notice of and to vote on the proposals to be considered at this year’s Annual Meeting. It is important that your Common Stock be represented at the Annual Meeting regardless of the number of shares you hold.
     You are cordially invited to attend the Annual Meeting in person. However, if you are unable to attend in person, please know that we desire to have maximum representation of our shareholders at the meeting and respectfully request that you complete, date, sign and return the enclosed proxy as promptly as possible in the enclosed postage-paid self-addressed envelope. No additional postage is required if mailed in the United States. You may revoke your proxy at any time prior to the Annual Meeting as specified in the enclosed Proxy Statement. We look forward to hearing from you.
By Order of the Board of Directors
/s/ Richard L. Travis, Jr.
Corporate Secretary
Midlothian, Texas
May 31, 2007
YOUR VOTE IS IMPORTANT.
Please vote early, even if you plan to attend the Annual Meeting.

Ennis, Inc.
2441 Presidential Parkway
Midlothian, TX 76065
PROXY STATEMENT
     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Ennis, Inc., a Texas corporation (“Ennis,” the “Company,” “we,” “us,” or “our”), for use at the Annual Meeting of Shareholders of Ennis, Inc. (“Annual Meeting”) to be held on Thursday, June 28, 2007, at One Community Circle, Midlothian, Texas 76065, commencing at 10:00 am, local time, and at any adjournment or postponement, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders.
     This Proxy Statement and accompanying forms of proxy and voting instructions are first being mailed on or about May 31, 2007 to shareholders entitled to vote at the Annual Meeting. For information about shareholders’ eligibility to vote at the Annual Meeting, shares outstanding on the record date and the ways to submit and revoke a proxy, please see What will occur at the Annual Meeting and How do I vote sections below.
Annual Report
     A copy of the Company’s Annual Report on Form 10-K to shareholders for the fiscal year ended February 28, 2007 has been sent simultaneously with this Proxy Statement. Additional copies of our Annual Report on Form 10-K and/or Proxy Statement are available without charge to shareholders upon written request to Investor Relations Department, Ennis, Inc. P.O. Box 403, Midlothian, Texas 76065-0403 or via the Internet at www.ennis.com.
Recommendation of the Board of Directors
          The Board of Directors recommends a vote FOR the Board’s proposal to elect the nominated Directors.

QUESTIONS AND ANSWERS
Why did I receive this Proxy Statement?
     We are providing these proxy materials in connection with the solicitation by the Board of Directors of Ennis, Inc. of proxies to be voted at our 2007 Annual Meeting of Shareholders (“Annual Meeting”).
     You are invited to attend our Annual Meeting on June 28, 2007 at 10:00 a.m., local time. The Annual Meeting is open to all holders of our Common Stock. Each shareholder is permitted to bring one guest. The meeting will be held at the Midlothian Community center located at One Community Circle, Midlothian, Texas 76065.
     The Notice of 2007 Annual Meeting of Shareholders, Proxy Statement, form of proxy and voting instructions are being mailed on or about May 31, 2007.
I may have received more than one Proxy Statement. Why?
     If you received more than one Proxy Statement, your shares are probably registered differently or are in more than one account. Please vote each proxy card that you received.
How does the Board recommend that I vote my shares?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation can be found with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:
     FOR the Board’s proposal to elect the nominated Directors.
What will occur at the Annual Meeting?
     We will determine whether enough shareholders are present at the meeting to conduct business. Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of our Common Stock as of April 30, 2007 must be present in person or by proxy at the meeting. This is referred to as a quorum. Absentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
     All shareholders of record at the close of business on April 30, 2007 will be entitled to vote on matters presented at the meeting or any adjournment thereof. On April 30, 2007, there were 25,585,451 shares of our Common Stock issued and outstanding. The holders of a majority, or 12,792,726 of the shares of our Common Stock entitled to vote at the meeting, must be represented at the meeting in person or by proxy to have a quorum for the transaction of business at the meeting and to act on the matters specified in the Notice.
     If enough shareholders are present at the meeting to conduct business, then we will vote to elect as members of our Board of Directors for a three-year term (Michael J. Schaefer, Kenneth G. Pritchett, and James C. Taylor) and any other business properly coming before the meeting.
     After each proposal has been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. We have hired Computershare Investor Services, LLC, our transfer agent, to count the votes represented by proxies cast by ballot. Employees of Computershare Investor Services, LLC and the Company will act as Inspectors of election.
     We know of no other matters that will be presented for consideration at the Annual Meeting. If, however, other matters or proposals are presented and properly come before the meeting, the proxy holders intend to vote all proxies in accordance with their best judgment in the interest of Ennis, Inc. and our shareholders.

     A representative of Grant Thornton LLP, our independent accountants, is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement, if such representative so desires, and to respond to appropriate questions.
What is a broker non-vote?
     If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for the election of directors.
How many votes are necessary to elect the nominees for director?
     The nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors, provided a quorum is present. This is called plurality voting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all the nominees for director named in this Proxy Statement.
     With respect to the election of directors, shareholders have cumulative voting rights, which means that each shareholder entitled to vote (a) has the number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected and (b) may cast all such votes for one nominee or distribute such shareholder’s votes among the nominees as the shareholder chooses. The right to cumulate votes may not be exercised until a shareholder has given written notice of the shareholder’s intention to vote cumulatively to the corporate secretary on or before the day preceding the election. If any shareholder gives such written notice, then all shareholders entitled to vote or their proxies may cumulate their votes. Upon such written notice, the persons named in the accompanying form of proxy may cumulate their votes. As a result, the Board also is soliciting discretionary authority to cumulate votes.
What if a nominee is unwilling or unable to serve?
     The persons nominated for election to our Board of Directors have agreed to stand for election. However, should a nominee become unable or unwilling to accept nomination or election, the proxies will be voted for the election of such other person as the Board may recommend. Our Board of Directors has no reason to believe that the nominees will be unable or unwilling to serve if elected, and to the knowledge of the Board, the nominees intend to serve the entire term for which election is sought.
How do I vote?
     You can vote either in person at the meeting or by proxy without attending the meeting.
     To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.
     Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your Company stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.
     If you hold your stock through the Company’s employee benefit plans, you will receive a proxy card with instructions to vote, which are the same as any other shareholder.
What if I want to change my vote?
You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:
•	Signing another proxy card with a later date and returning it to us prior to the meeting, or

•	Sending our Corporate Secretary a written document revoking your earlier proxy, or

•	Voting again at the meeting.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?
     If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.
     If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The election of directors for 2007 is considered a routine matter. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker may return the proxy card without voting on that proposal. This is a broker non-vote.
     If you hold your shares through one of the Company’s employee benefit plans and do not vote your shares, your shares (along with all other shares in the plan for which votes are not cast) will be voted pro rata by the trustee in accordance with the votes directed by other participants in the plan who elect to act as a fiduciary entitled to direct the trustee of the applicable plan on how to vote the shares.
How are votes counted?
     In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Votes that are withheld will be counted for purposes of determining the presence or absence of a quorum but will have no other effect on the election of directors. For any other proposal, you may vote “FOR,” “AGAINST”, or “ABSTAIN”. If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”
What if I return my proxy but don’t vote for some of the matters listed on my proxy card?
     If you return a signed card without indicating your vote, your shares will be voted FOR the nominee directors listed on the card.
How do I raise an issue for discussion or vote at the next Annual Meeting?
     Under SEC rules, a shareholder who intends to present a proposal, including the nomination of directors, at the 2008 Annual Meeting of Shareholders and who wishes the proposal to be included in the Proxy Statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than February 29, 2008.
     All written proposals should be directed to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403.
     The Nominating and Corporate Governance Committee is responsible for selecting and recommending director candidates to our Board, and will consider nominees recommended by shareholders. If you wish to have the Nominating and Corporate Governance Committee consider a nominee for director, you must send a written notice to the Company’s Corporate Secretary at the address provided above and include the information required by the Nominating and Corporate Governance Committee Charter and discussed in the section entitled Director Nominating Processes of this Proxy Statement.
Who will pay for the cost of this solicitation?
     Our Board has sent you this Proxy Statement. Our directors, officers, and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our Common Stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies.
Where can I find the voting results of the Annual Meeting?
     We will announce the voting results at the Annual Meeting and will publish the results in our quarterly report on Form 10-Q for the quarter ending August 31, 2007. We will file that report with the Securities and Exchange

Commission on or before October 10, 2007. This Form 10-Q will be available without charge to shareholders upon written request to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403 or via the Internet at www.ennis.com.
How can I access the Company’s proxy materials and Annual Report electronically?
     The Proxy Statement and 2007 Annual Report on Form 10-K are available on our website at www.ennis.com in the “Investor Relations” section.
ELECTION OF DIRECTORS
     The number of directors who shall constitute the Company’s Board of Directors is currently set at nine. The Board of Directors consists of three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Shareholders held in the year in which the term for their class expires.
     Our Board of Directors proposes the election of Michael J. Schaefer, Kenneth G. Pritchett, and James C. Taylor as directors, to hold office for a term of three years, expiring at the close of our Annual Meeting of Shareholders to be held in 2010, or until their successors are duly elected and qualified. Mr. Schaefer, our new nominee, was introduced to our Nomination and Corporate Governance Committee by Mr. Pritchett, the Chairman of the Compensation Committee. It is the Board’s opinion that because of the Candidates’ business experience and Mr. Pritchett’s and Mr. Taylor’s tenure as directors, they are sufficiently familiar with the Company and its business to be able to competently direct and manage the Company’s business affairs. Biographical information on Mr. Schaefer, Mr. Pritchett, and Mr. Taylor is set forth below in “Directors — Summary of Our Independent Directors.”
     If Mr. Schaefer, Mr. Pritchett, or Mr. Taylor becomes unavailable for election, which is not anticipated, the proxies will be voted for the election of such other person as the Board may recommend.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
THE NOMINEES FOR DIRECTOR SET FORTH ABOVE

CORPORATE GOVERNANCE MATTERS
General
          Our Corporate Governance Guidelines address the following matters, among others: director qualifications, director responsibilities, Board Committees, director access to officers, employees and independent advisors, director compensation, Board performance evaluations, director orientation and continuing education, CEO evaluation and succession planning. The Corporate Governance Guidelines also contain categorical standards, which are consistent with the standards set forth in the New York Stock Exchange (“NYSE”) listing standards, to assist the Board in determining the independence of the Company’s directors. A copy of these guidelines is available free of charge upon written request to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403 or via the Internet at www.ennis.com.
Board Size
     The Company’s Bylaws provide that the number of directors will be nine.
Director Independence
          Our Governance Guidelines provide that the Board of Directors is to be composed of a majority of independent directors. The Board has determined that each non-employee director meets the standards regarding independence set forth in the Corporate Governance Guidelines of the Company and in compliance with NYSE rules and has no material relationship with the Company. The Board of Directors has determined that the independent directors, which will consist of Mr. Gardner, Mr. Price, Mr. Pritchett, Mr. Quiroz, Mr. Taylor, Mr. Long and Mr. Schaefer, after election, constitute a majority of the Board. In addition, Mr. Harold W. Hartley, who has served as a director of the Company since 1971 and announced his intention to retire and not to stand for reelection at the Annual Meeting, was considered an independent director during fiscal year 2007.
Criteria for Membership on the Board
          When identifying director nominees, the Nominating and Corporate Governance Committee (the “Committee”) seeks director candidates with high personal and professional ethics, integrity and values, that have outstanding records of accomplishments in their chosen business or profession, and who will be committed to representing the long-term interest of the Company’s shareholders. The Board seeks members reflecting a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets and leadership sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings.
Director Nomination Process
          The charter of our Nominating & Corporate Governance Committee (the “Nominating Committee”) allows shareholders to recommend to the Nominating Committee candidates for membership on the Board of Directors. To recommend a candidate for director using this process, the shareholder must follow procedures set forth in the Nominating Committee Charter and the candidate must meet the qualification standards set forth in the Company’s Corporate Governance Guidelines.
          Only shareholders that have owned at least 5% of the outstanding shares of our Common Stock for more than one year from the date of the shareholder’s recommendation may submit the name of a candidate for the Nominating Committee to consider for nomination. To propose a candidate, the shareholder must provide the following information in the shareholder’s notice:
•	Name of the candidate;

•	A resume and brief biographical sketch of the candidate;

•	Proof that the shareholder owns 5% or more of the outstanding shares of our Common Stock;

•	Proof that the shareholder has owned at least 5% of the outstanding shares of our Common Stock for more than one year from the date of the shareholder’s recommendation; and

•	The candidate’s consent and willingness to serve on the Board if elected.
          To include a candidate in any proxy statement for the election of directors, the Company will also need the following information:
•	The nominee’s name, age and business and residence address;

•	The nominee’s principal occupation or employment;

•	The class and number of shares of our Common Stock, if any, owned by the nominee;

•	The name and address of the nominating shareholder as they appear on the Company’s books;

•	The class and number of shares of our Common Stock owned by the nominating shareholder as of the record date for the annual meeting (if this date has been announced) and as of the date of the notice;

•	A representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	A description of all arrangements or understandings between the shareholder and the nominee; and

•	Any other information regarding the nominee or shareholder that would be required to be included in a Proxy Statement relating to the election of directors.
          Candidates recommended by the Company’s shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, CEO, other executive officers, third party search firms or other sources. The Nominating Committee will request and review the resume of any of the candidates based on the qualifications set forth in the Nominating Committee Charter and the Company’s Governance Guidelines. There can be no more than one shareholder nominee in our Proxy Statement for any given Annual Meeting.
Board Responsibilities
          Our business is managed under the direction of the Board. The Board monitors management on behalf of the shareholders. Among the Board’s major responsibilities are:
•	Selection, compensation and evaluation of the Executive Officers and oversight of succession planning for the Chief Executive Officer;

•	Assurance that processes are in place to promote compliance with law and high standards of business ethics;

•	Oversight of Ennis’ strategic planning;

•	Approval of all material transactions and financings;

•	Understanding Ennis’ financial statements and other disclosures and evaluating and changing where necessary the process for producing accurate and complete reporting;

•	Using its experience to advise management on major issues facing Ennis; and

•	Evaluating the performance of the Board and its committees and making appropriate changes where necessary.
          Directors are expected to maintain a good attendance record, and familiarize themselves with any materials distributed prior to each Board or committee meeting. All directors may place items on agendas for Board meetings. The chair of the Committee clears agendas for the meeting of committees of the Board, and committee members may place items on the agenda.
Board Meetings and Executive Sessions
          The Board of Directors not only holds regular quarterly meetings, but also holds other meetings each year to review the Company’s strategy, to approve its annual business plan and annual budget, and to act on the Company’s regulatory filings with the SEC. The Board of Directors also communicates informally with management on a regular basis.

     Non-employee directors meet by themselves, without management or employee directors present, at every regularly scheduled Board meeting.
     These executive sessions are led by the Chair of the committee that has primary responsibility for the issue being discussed (e.g., the Audit Committee Chair would lead a discussion of audit-related matters). When it is not apparent which committee has specific responsibility for the subject matter, the Chairmen of the Committees will preside on a rotating basis.
Committees of the Board
     The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee and are comprised entirely of independent directors. Each committee also holds regular executive sessions at which only committee members are present.
Director Access to Management and Independent Advisors
     All directors are able to directly contact members of management, including, in the case of the Audit Committee, direct access to the head of internal audit. Broad management participation is encouraged in presentations to the Board, and executive management frequently meets with Board members on an individual basis. The Board and its Committees are empowered to hire, at the Company’s expense, their own financial, legal and other experts to assist them in addressing matters of importance to the Company.
Board Self-Evaluation
     The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, leadership and committee structure, processes and effectiveness. Each committee of the Board conducts a similar self-evaluation with respect to such committee.
Director Orientation and Education
     Directors are provided extensive material regarding Ennis upon their initial election to the Board, including a binder containing information regarding Ennis and its policies and various administrative and legal matters. Other orientation procedures include meetings with senior executives of the Company in its major business units. Board meetings are occasionally held outside the corporate office to permit directors to visit operating locations of Ennis subsidiaries.
Non-Employee Director Compensation and Stock Ownership
     The Board of Directors is responsible for establishing compensation for the Company’s non-employee directors. At least every three years (completed most recently in 2006), the Nominating and Corporate Governance Committee reviews, with assistance from an outside consultant, currently PricewaterhouseCoopers LLP, the compensation for non-employee directors, including reviewing compensation provided to non-employee directors at other companies, and makes a recommendation to the Board for its approval. It is the Company’s policy that a portion of non-employee directors’ compensation should be equity-based. For details on the compensation currently provided to non-employee directors, please see Director Compensation section of this proxy statement.
     Directors are encouraged but not required to own Common Stock of the Company. For additional information of Director stock ownership, please see Security Ownership of the Board of Directors and Executive Officers section of this Proxy Statement.
     The Company also expects all directors to comply with all federal, state and local laws regarding trading in securities of the Company and disclosing material, non-public information regarding the Company. The Company has procedures in place to assist directors in complying with these laws.

Code of Business Conduct and Ethics
     The Company has adopted a Code of Business Conduct and Ethics for Directors and Employees designed to help Directors and employees resolve ethical issues in an increasingly complex global business environment. Our Code of Business Conduct and Ethics applies to all Directors and employees, including the Chief Executive Officer, the Chief Financial Officer, and all Senior Financial Officers. Our Code of Business Conduct and Ethics covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargos and sanctions, compliance procedures and employee complaint procedures. Our Code of Business Conduct and Ethics is posted on our website under the “Corporate Governance” caption in the “Investor Relations” section. A copy of the Code of Business Conduct and Ethics is available free of charge by contacting Investor Relations Department, Ennis, Inc. P.O. Box 403, Midlothian, TX 76065-0403.
Communication with the Board
     The Board of Directors maintains a process for shareholders and interested parties to communicate with the Board. Shareholders may e-mail, call or write to the Board, as more fully described on the Company’s website under the “Corporate Governance” caption. Communications addressed to individual Board members and clearly marked as shareholder communications will be forwarded by the Corporate Secretary unopened to the individual addressed. Any communications addressed to the Board and clearly marked as shareholder communications will be forwarded by the Corporate Secretary unopened to James C. Taylor, Chairman of the Nominating and Corporate Governance Committee.
DIRECTORS
Term
     The Company’s directors consist of three classes serving in staggered three-year terms. Directors for each class are elected at the Annual Meeting of Shareholders held in the year in which the term for their class expires.
Director Independence and Qualifications
     As set forth in the Company’s Corporate Governance Guidelines, in selecting its slate of nominees for election to the Board, the Nominating and Corporate Governance Committee and the Board have evaluated, among other things, each nominee’s independence, satisfaction of regulatory requirements, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company, and with respect to incumbent directors, past performance on the Board. See Corporate Governance Matters-Criteria for Membership on the Board section of this proxy statement. The Board has determined that all three nominees have no material relationship with the Company either directly or indirectly and are “independent” within the meaning of the listing requirements of the NYSE. In addition, the Board has determined that each director nominee is financially literate and possesses the high level of skill, experience, reputation and commitment that is mandated by the Board. Presented below is the biographical information of all our Board members, including the nominees (Mssrs. Schaefer, Pritchett and Taylor.)

Summary of Our Independent Directors
     There is no family relationship among any of our directors and executive officers. The following table, listed in alphabetical order, sets forth the names of our current non-employee directors and nominees for director and their respective ages and positions with the Company.

		Director	Term
Name	Age	Since	Expires	Positions
James B. Gardner	72	1970	2008	Director
Harold W. Hartley	83	1971	2007	Director
Godfrey M. Long, Jr.	65	2006	2009	Director
Thomas R. Price	68	1989	2009	Director
Kenneth G. Pritchett	69	1999	2007	Director
Alejandro Quiroz	54	2003	2009	Director
Michael J. Schaefer	56	—	—	Nominee for Director
James C. Taylor	65	1998	2007	Director
     Set forth below is a description of the backgrounds of our non-employee directors, including the nominees for director. Information regarding our employee directors (Mssrs. Walters and Graham) can be found under Executive Officers — Summary of Our Executive Officers section of this Proxy Statement.
     James B. Gardner, Senior Managing Director of SAMCO Capital Markets. Mr. Gardner has served in his present position with SAMCO, a financial services firm, since May 1994. Mr. Gardner is also a director of Century Telephone Enterprises, Inc.
     Harold W. Hartley (Retiring Director), Investments. Mr. Hartley retired in December 1985 and since that time has managed his private investments. Prior to Mr. Hartley’s retirement in 1985, he served as the Executive Vice President of Tenneco Financial Services, Inc., a subsidiary of Tenneco, Inc. Mr. Hartley served as the Executive Vice President and Treasurer for Southwestern Life Insurance Company, prior to its acquisition by Tenneco, Inc. He also worked as a senior financial analyst for a large mutual fund management company. Mr. Hartley’s term as Director will end June 28, 2007.
     Godfrey M. Long, Jr., Consultant and Director of Graphic Dimensions, a printing company and forms manufacturer. Mr. Long has served in his present position with Graphic Dimensions in Atlanta, Georgia since 2003. Previously, Mr. Long was Chairman and CEO of Short Run Companies, a forms manufacturer in Newport, Kentucky from 1984 to 2002 and President and CEO of Blum Data Graphics, a forms distributor in Newport, Kentucky from 1981 to 2001. Mr. Long’s experience also includes ten years of banking as a commercial loan officer at Wachovia Bank and Central Trust Company.
     Thomas R. Price, Owner and President of Price Industries, Inc., a real estate and investment company. Mr. Price has been engaged in his present occupation since 1975.
     Kenneth G. Pritchett (Incumbent Nominee), President of Ken Pritchett Properties, Inc. Ken Pritchett Properties, Inc. is a Commercial and Residential Development Corporation in the Dallas/Ft. Worth Metropolitan area since 1968, specializing in shopping center and exclusive residential development. Mr. Pritchett is a member of the Board of Trustees and Chairman of the Planning Committee for three Methodist Hospitals. He is a Life Director for the National Home Builders, and the Texas Home Builders Association. He serves on the Executive Committee for the Metropolitan Homebuilders Association.
     Alejandro Quiroz, Chairman of the Board of NEXT, a Mexico printing company, and President of Presto Capital, a commercial real estate company. Mr. Quiroz has served in his present position for over ten years. Mr. Quiroz, currently a resident of San Antonio, Texas, has been engaged in the printing business in both the United States and Mexico, primarily in an executive capacity, since 1975.

     Michael J. Schaefer (New Nominee), Executive Vice President, Chief Financial Officer and Treasurer of Methodist Health System, Dallas, TX (“Methodist”). Methodist owns and operates three acute care hospitals and associated services in the Dallas metropolitan area. Mr. Schaefer has served in his present position with Methodist since 1982 and joined Methodist in 1979. Prior to Methodist, Mr. Schaefer was an audit supervisor with the public accounting firm of Ernst & Ernst (now Ernst & Young) where he worked from 1972 to 1979. Mr. Schaefer is a member of the American Institute of Certified Public Accountants.
     James C. Taylor (Incumbent Nominee), Principal of The Anderson Group, Inc. The Anderson Group Inc., Bloomfield Hills, Michigan, is a private investment firm engaged in the acquisition and management of businesses in a variety of industries. Mr. Taylor joined The Anderson Group Inc. in 1989 and served as the President and Chief Executive Officer of four businesses affiliated with The Anderson Group Inc. Prior to 1989, Mr. Taylor was with United Technologies Corporation for 19 years, primarily in manufacturing operations, including seven years as a Group Vice President.
Attendance
     During fiscal year 2007, the Board of Directors met four times. No incumbent directors attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he was a member. In addition, the Directors are encouraged and expected to attend the annual meetings of the Company’s shareholders. All of the incumbent directors attended the 2006 Annual Meeting of Shareholders.
Committee Membership
     The Company currently has three standing committees of the Board: Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee. Each committee currently is comprised of non-employee directors, all of whom are considered independent under NYSE listing standards and our Governance Guidelines. The Board of Directors and the members of each committee meet regularly in executive session without management. The charters for these committees can be found on the Company’s website at www.ennis.com under the “Corporate Governance” caption in the “Investor Relations” section. A copy of these charters is available free of charge by contacting Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, TX 76065-0403.
     The following table details the membership of each of our committees as of February 28, 2007 and the number of times during the year each of these committees met.

Nominating
and Corporate
Director’s Name	Audit	Compensation	Governance
Number of meetings held during
fiscal year end February 28, 2007	5	2	3

Non-Employee Independent Directors
James B. Gardner	C	X
Harold W. Hartley — retiring	X		X
Godfrey Long, Jr.	X
Thomas R. Price	X		X
Kenneth G. Pritchett	X	C
Alejandro Quiroz			X
James C. Taylor		X	C

C	Committee Chairman

X	Committee Member

Audit Committee
     During fiscal year 2007, the Audit Committee met five times. The Audit Committee (i) discusses with management, the independent auditors, and the internal auditors the integrity of our accounting policies, internal controls, corporate governance, financial statements, financial reporting practices and significant corporate risk exposures, and steps management has taken to monitor, control and report such exposures; (ii) monitors the qualifications, independence and performance of our independent auditors and internal auditors; (iii) monitors our overall direction and compliance with legal and regulatory requirements and corporate governance, including our code of business conduct and ethics; and (iv) maintains open and direct lines of communication with the Board and our management, internal auditors and independent auditors.
Compensation Committee
     During fiscal year 2007, the Compensation Committee met two times. The Compensation Committee oversees and administers our executive compensation policies, plans and practices and assists the Board in discharging its responsibilities relating to the fair and competitive compensation of our executives and other key employees. In particular, the Compensation Committee is charged with assisting the Board in (i) assessing whether the various compensation programs of the Company are designed to attract, motivate and retain the senior management necessary for the Company to deliver consistently superior results and are performance based, market driven and shareholder aligned; (ii) its oversight of specific incentive compensation plans adopted by the Company, with the approval of this Committee, included stock, plans, supplemental executive retirement plans and short term and long term incentive compensation plans for members of senior management of the company; (iii) assessing the effectiveness of succession planning relative to senior management of the Company; (iv) its approval, review and oversight of benefit plans of the company; and (v) its oversight of the performance and compensation of the Chief Executive Officer of the Company and the other members of the senior management team of the Company. In addition, the Compensation Committee will direct the production of all reports that the SEC rules require be included in the Company’s annual proxy statement. For further information regarding the Compensation Committee’s role in determining executive compensation, please see the Compensation — Compensation Discussion & Analysis below.
Nominating and Corporate Governance Committee
     During fiscal year 2007, the Nominating and Corporate Governance Committee met three times. The Nominating and Corporate Governance Committee identifies, investigates and recommends to the Board director candidates with the goal of creating balance of knowledge, experience and diversity. Generally, the Committee identifies candidates through the personal, business and organizational contacts of the directors and management. Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board and the evolving needs of the Company’s businesses. It is the Board’s policy that at all times at least a majority of its members meets the standards of independence promulgated by the NYSE and the SEC and as set forth in the Company’s Corporate Governance Guidelines, and that all members reflect a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets and leadership sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending all Board and applicable committee meetings.
Compensation Committee Interlocks and Insider Participation
     All of the members of the Compensation Committee are non-employee directors of the Company and are not former officers of the Company. During fiscal year 2007, no executive officer of the Company served as a member of the board or compensation committee of a corporation whose executive officers served on the Board or Compensation Committee of this Corporation.

EXECUTIVE OFFICERS
Summary of Our Executive Officers
     The following table, listed in alphabetical order, sets forth the names of our executive officers and their respective ages and positions with the Company. For those executive officers on our Board of Directors, it indicates the date they became a board member and when their current term expires. There is no family relationship among any of our directors and executive officers.

		On
		Board	Term
Name	Age	Since	Expires	Positions
Ronald M. Graham	59	2003	2008	Vice President - Administration and Director
Michael D. Magill	59	—	—	Executive Vice President and Treasurer
David T. Scarborough	39	—	—	Vice President - Apparel Division
Richard L. Travis, Jr.	51	—	—	Secretary, CFO and Vice President - Finance
Keith S. Walters	57	1997	2008	Chairman of the Board, CEO, President and Director
     Set forth below is a description of the backgrounds of our executive officers.
     Ronald M. Graham, Vice President — Administration. Mr. Graham joined the Company in January 1998 as Director of Human Relations and subsequently was elected to Vice President Human Resources in June 1998. Prior to joining the Company, Mr. Graham was with E. V. International, Inc. (formerly Mark IV Industries, Inc.), an electronics manufacturing company, for 17 years as Corporate Vice President, Administration. Prior to that time, Mr. Graham was with Sheller-Globe, an automotive parts manufacturing company, for three years as Corporate Director of Human Resources.
     Michael D. Magill, Executive Vice President and Treasurer. Mr. Magill joined the Company in 2003 as Vice President and Treasurer and subsequently was elected Executive Vice President in February 2005. Prior to joining the Company, Mr. Magill was President and Chief Executive Officer of Safeguard Business Systems, Inc., a manufacturer and distributor of business forms, for six years. Prior to that time, Mr. Magill was Executive Vice President and CFO of KBK Capital Corporation, a publicly traded finance company. Mr. Magill joined KBK Capital Corporation after ten years with MCorp, a publicly traded bank holding company, where he held various positions beginning as head of corporate finance and ending as CFO during MCorp’s bankruptcy.
     David T. Scarborough, Vice President — Apparel Division. The Apparel Division was formed in November 2004 from the merger of the Company and Alstyle Apparel (“Alstyle”). Mr. Scarborough has held the position of President of Alstyle since January 2005. Previous to his January 2005 appointment as President of Alstyle, Mr. Scarborough was Alstyle’s Vice President of Sales and Marketing from November 2003 to January 2005 and its eastern division sales manager from July 2002 to November 2003. Prior to his experience at Alstyle, Mr. Scarborough was a sales associate at Tee Jays Manufacturing, a custom vertical knit manufacturer, from February 2002 to July 2002, and the director of manufacturing and sourcing for Lexington Fabrics, Inc., a custom vertical knit manufacturer, from August 2000 to January 2002.
     Richard L. Travis, Jr. Vice President — Finance, Chief Financial Officer and Secretary. Mr. Travis joined the Company in November 2005 as Vice President Finance and Chief Financial Officer. Previously, Mr. Travis was employed as the Chief Financial Officer and Senior Vice President of Human Resources with Peerless Mfg. Co. in Dallas, Texas, a publicly traded manufacturer of filtration/separation and environmental systems for the gas, petrochemical, refinery and power markets from February 2002 to November 2005. Prior to his experience at Peerless, Mr. Travis served as the Chief Financial Officer at TrinTel Communications, a provider of services to the wireless industry, from January 1999 to December 2001, as President/Chief Operating and Chief Financial Officer at CT Holdings, Inc., a publicly traded software development and incubation company, from December 1996 to December 1999, and as Executive Vice President and Chief Financial Officer for 10 years at Texwood Industries, Inc., a multi-state/country manufacturer of kitchen cabinets and doors. His 10 years of public accounting experience included positions as a Senior Audit Manager at Grant Thornton LLP as well as audit experience with Laventhol & Horwath and Ernst & Whinney (now Ernst & Young). Mr. Travis is a registered certified public accountant.
     Keith S. Walters, Chairman of the Board, CEO and President. Mr. Walters joined the Company in August 1997 as Vice President-Commercial Printing Operations and was appointed Vice Chairman of the Board and Chief Executive Officer in November 1997. Prior to joining the Company, Mr. Walters was with Atlas/Soundolier, a division of American Trading and Production Company, a manufacturer of electronic sound and warning systems, from 1989 to 1997, in various capacities, most recently as Vice President of Manufacturing. Prior to that time, Mr. Walters was with the Automotive Division of United Technologies Corporation, an automotive parts and manufacturing company, for 15 years, primarily in manufacturing and operations.
SECURITY OWNERSHIP
Security Ownership of the Board of Directors and Executive Officers
     The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 30, 2007 for our Common Stock beneficially owned by each director, each of the executive officers, and all directors and executive officers as a group:
     The percentages of shares outstanding provided in the table are based on 25,585,451 voting shares outstanding as of April 30, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of April 30, 2007 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. In addition, the following shares have not been pledged by the respective officers or directors, unless otherwise stated in the footnotes following the table. The address of our directors, the director nominee and executive officers listed below is c/o Ennis, Inc., 2441 Presidential Parkway, Midlothian, Texas 76065.

							Percentage
				Vested (1)			of
		Shares Owned		Stock	Option		Outstanding
Name/Group		Direct	Indirect	Awards	Awards	Total	Shares
James B. Gardner	(2)	17,125	—	666	32,500	50,291	*
Ronald M. Graham		3,000	—	625	56,200	59,825	*
Harold W. Hartley	(3)	3,375	26,975	666	32,500	63,516	*
Godfrey M. Long, Jr.	(4)	1,700	300	1,333	—	3,333	*
Michael D. Magill		3,000	—	2,208	9,450	14,658	*
Thomas R. Price	(5)	115,000	10,000	666	10,000	135,666	*
Kenneth G. Pritchett	(2)	36,250	—	666	6,250	43,166	*
Alejandro Quiroz		—	—	666	8,750	9,416	*
David T. Scarborough		17,511	—	833	5,200	23,544	*
James C. Taylor		29,000	—	666	17,500	47,166	*
Richard L. Travis, Jr.		1,000	—	333	5,200	6,533	*
Keith S. Walters		88,287	—	3,306	269,563	361,156	1.4%

All directors and officers, as		315,248	37,275	12,634	453,113	818,270	3.1%
a group (12 individuals)

*	Denotes ownership of less than 1%.

(1)	Amounts include those awards that would be vested within 60 days of the Record Date (4/30/07).

(2)	Shares attributable to Mr. Gardner and Mr. Pritchett are held in trust for the benefit of the named director. Each exercises sole voting rights with respect to such shares.

(3)	Indirect shares attributable to Mr. Hartley are held in trust. Mr. Hartley is one of two trustees with shared voting discretion.

(4)	Indirect shares attributable to Mr. Long include 300 shares held by Mr. Long’s wife.

(5)	Included in directly owned is 30,000 shares held in an irrevocable trust that Mr. Price exercises sole voting control over. Mr. Price disclaims beneficial ownership of his sister-in-laws’ portion of 20,000 shares jointly owned by her and Mr. Price’s wife. Reflected in the table is his wife’s interest only.
Security Ownership of Certain Beneficial Owners
     The following table gives information regarding all of the persons known by us to own, in their name or beneficially 5% or more of our outstanding Common Stock as of April 30, 2007.

			Percent of
			Combined
Name and Address		Number	Voting
of Beneficial Owner	Class	of Shares	Power
Royce & Associates, LLC (1)	Common	1,729,400	6.76%
1414 Avenue of the Americas New York, NY 10019

Dimensional Fund Advisors, LP (2)	Common	1,580,782	6.18%
1299 Ocean Avenue Santa Monica, CA 90401

Barclays Global Investors, NA (3)	Common	1,284,037	5.02%
45 Fremont Street San Francisco, CA 94105

(1)	The information is based on a Schedule 13G filed pursuant to Rule 13(d)-1(b) with the Securities and Exchange Commission by Royce & Associates, LLC. on January 19, 2007.

(2)	The information is based on a Schedule 13G filed pursuant to Rule 13(d)-1(b) with the Securities and Exchange Commission by Dimensional Fund Advisors LP on February 09, 2007. Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described in this schedule that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G by Dimensional shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(3)	The information is based on a Schedule 13G filed pursuant to Rule 13(d)-1(b) with the Securities and Exchange Commission by Barclays Global Investors NA on January 23, 2007. The amount indicated represents the aggregate shares beneficially owned by Barclays Global Investors NA (855,312 shares) and Barclays Global Fund Advisors (428,725 shares) of the same address.

AUDIT-RELATED MATTERS
Audit Committee Report
     The Audit Committee of the Board (the “Audit Committee”) is responsible for providing independent, objective oversight of the Company’s financial reporting functions and internal control systems. The Audit Committee is currently composed of five non-employee directors. The Board has determined that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and expertise. The Board has determined that at least one member, James B. Gardner, is an audit committee financial expert as defined by the SEC. The responsibilities of the Audit Committee are as set forth in the written charter adopted by the Company’s Board and last amended on January 13, 2004. One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements. To assist it in fulfilling its oversight, the Committee regularly meets separately with the internal auditor, the independent auditors, management and the Company’s outside counsel. The following report summarizes certain of the Committee’s activities in this regard during the fiscal year ended February 28, 2007.
Independent Auditors and Internal Audit Matters
     The Audit Committee has discussed with the Company’s independent auditors their plan for the audit of the Company’s annual consolidated financial statements, including the independent auditors’ evaluation of management’s assessment of and the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. During fiscal 2007, the Audit Committee met regularly with the independent auditors, with and without management present, to discuss the results of their audits and reviews, as well as their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting principles. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors the auditors’ independence from the Company and its management. In determining that the auditors are independent, the Committee also considered whether the provision of any of the non-audit services described in Independent Auditor’s Services and Fees section of this proxy is compatible with maintaining their independence. The Audit Committee has also appointed Grant Thornton LLP as the Company’s independent auditors for fiscal year 2008, and the Board concurred in its appointment.
     The Audit Committee has reviewed and approved the annual internal audit plan and has met regularly with the Company’s internal auditor, with and without management present, to review and discuss the internal audit reports, including reports relating to operational, financial and compliance matters.
Financial Statements for the Fiscal Year Ended February 28, 2007
     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls (including internal control over financial reporting). The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting and expressing opinions on (i) the conformity of the consolidated financial statements with U.S. generally accepted accounting principles and (ii) management’s assessment of and the effectiveness of the Company’s internal control over financial reporting.
     In this context, the Audit Committee has met and held discussions with management and the independent auditors with respect to the Company’s audited financial statements for the fiscal year ended February 28, 2007. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.
     In connection with its review of the Company’s year-end financial statements, the Audit Committee has reviewed and discussed with management and the independent auditors the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ evaluation of management’s assessment of and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, including the quality and acceptability of the Company’s accounting policies, financial reporting processes and controls.
     In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their reports, express opinions on the conformity of the Company’s annual financial statements with U.S. generally accepted accounting principles and management’s assessment of and the effectiveness of the Company’s internal control over financial reporting. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2007 for filing with the SEC.
THE ENNIS, INC. AUDIT COMMITTEE
James B. Gardner, Chairman
Harold Hartley
Godfrey M. Long, Jr.
Thomas R. Price
Kenneth G. Pritchett
Policy Regarding Pre-Approval of Services Provided by the Independent Auditors
     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services and may include, to a very limited extent, specifically designated non-audit services, which in the opinion of the Audit Committee, will not impair the independence of the registered public accounting firm. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, the Audit Committee may, as required, also pre-approve particular services on a case-by-case basis.
Independent Auditor’s Services and Fees
     Grant Thornton LLP served as our independent registered public accounting firm during our fiscal years ended February 28, 2007 and 2006. For the fiscal year ended February 28, 2007 and 2006, we were billed the following fees by Grant Thornton LLP.

	Fiscal 2007	Fiscal 2006
Audit Fees (1)	$819,286	$846,348
Audit-Related Fees (2)	—	—
Tax Fees (3)	54,014	72,888
All Other Fees (4)	750	2,100

	$874,050	$921,336

(1)	Aggregate fees for professional services billed for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent registered public accounting firm in conjunction with statutory and regulatory filings or engagements.

(2)	Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. Their services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulations.

(3)	Fees for tax services, tax advice, state, federal and international tax consultation.

(4)	Fees for information services.
     The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Grant Thornton LLP. During the year, approximately $27,934, or 51% of the total fiscal year 2007 non-audit fees were approved by the Audit Committee pursuant to their pre-approval policy.

COMPENSATION
Director Compensation
          The Company compensates its non-employee directors using a mix of compensation, including: an annual cash retainer, meeting fees and committee chair fees and stock option and restricted stock grants. Directors who are Company employees receive no additional compensation for serving on the Board.
Cash Compensation
     All non-employee directors receive $18,000 annual cash compensation (the retainer) and $2,000 per Board meeting fee. All retainers are paid monthly and meeting fees are paid as incurred. Non-employee directors serving in specified committee positions also receive the following additional cash compensation.
•	$6,000 Chair of the Audit Committee

•	$6,000 Chair of the Compensation Committee

•	$6,000 Chair of the Nominating and Corporate Governance Committee

•	$1,500 All other Committee members — per meeting fee
Equity Compensation
          In addition to cash compensation, all non-employee directors receive annual stock grants, which can take the form of stock options or restricted stock units. Stock option and restricted stock unit grants vest ratably over four years and three years, respectively. Options are granted with an exercise price equal to the fair market value of the Company’s stock on the date of grant. In addition, new Board members, upon their initial election, receive either a grant of stock options or restricted stock. During fiscal year 2007, each member of the Board received a grant of 2,000 restricted stock units. Mr. Long received an initial grant of 4,000 restricted stock units, upon his election to the Board.
     The table below sets forth the information regarding compensation earned by the Company’s non-employee directors during the year ended February 28, 2007:

					Change in
					Pension
					Value
	Fees				and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive	Deferred
	in Cash	Awards	Awards	Plan	Compensation	All Other
Directors Name	($)	($) (3) (4)	($) (5)	Compensation	Earnings	Compensation	Total
James B. Gardner	$42,500	$8,753	$9,147	$—	$—	$—	$60,400
Harold W. Hartley	$38,000	$8,753	$9,147	$—	$—	$—	$55,900
Godfrey Long, Jr. (1)	$19,000	$17,506	$—	$—	$—	$—	$36,506
Robert L. Mitchell (2)	$10,000	$—	$—	$—	$—	$—	$10,000
Thomas R. Price	$36,500	$8,753	$9,147	$—	$—	$—	$54,400
Kenneth G. Pritchett	$44,000	$8,753	$9,147	$—	$—	$—	$61,900
Alejandro Quiroz	$30,500	$8,753	$9,182	$—	$—	$—	$48,435
James C. Taylor	$41,000	$8,753	$9,147	$—	$—	$—	$58,900

(1)	Mr. Long’s term as director began on June 29, 2006.

(2)	Mr. Mitchell’s term as director ended on June 29, 2006.

(3)	The dollar amount recognized for financial statement reporting purposes for our fiscal year ended February 28, 2007, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (FAS 123R). The assumptions used to calculate these values are set forth in Note 8 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 28, 2007. Listed below are the unvested restricted shares and unexercised stock options as of February 28, 2007.

(4)	Presented below are the grant date fair value of each stock award granted in fiscal year 2007 (computed in accordance with FAS 123R) and the aggregate number of stock awards outstanding on February 28, 2007. There were no option awards granted during fiscal year 2007.

		Restricted	Grant	Total Stock	Total Option
	Date of	Stock Units	Date Fair	Awards	Awards
Directors Name	Grant	Awarded	Value	Outstanding	Outstanding
James B. Gardner	6/29/2006	2,000	$39,280	2,000	40,000
Harold W. Hartley	6/29/2006	2,000	$39,280	2,000	40,000
Godfrey Long, Jr.	6/29/2006	4,000	$78,560	4,000	—
Thomas R. Price	6/29/2006	2,000	$39,280	2,000	17,500
Kenneth G. Pritchett	6/29/2006	2,000	$39,280	2,000	13,750
Alejandro Quiroz	6/29/2006	2,000	$39,280	2,000	20,000
James C. Taylor	6/29/2006	2,000	$39,280	2,000	25,000

(5)	The dollar amount recognized for financial statement reporting purposes for our fiscal year ended February 28, 2007, in accordance with FAS 123R. The assumptions used to calculate these values are set forth in Note 8 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 28, 2007.
Executive Compensation
Compensation Discussion and Analysis
          The following section describes our compensation structure and programs for our executive officers, including our named executive officers. The discussion primarily focuses on the compensation elements and decisions during our fiscal year ended February 28, 2007. We address why we believe the elements of our program are right for our Company and our shareholders as we explain how compensation is determined.
          Ennis currently has five named executive officers. They have the broadest job responsibilities and policy authority in the Company. They are held accountable for the Company’s performance and for maintaining a culture of strong ethics and integrity. The details of compensation for our CEO, CFO and three other named executive officers can be found in the tables within this section.
Overview
Who is responsible for determining the compensation of executive officers?
          The Compensation Committee (the “Committee”) of our Board of Directors determines compensation for all executive officers, including named executive officers. The Committee consists entirely of independent directors who are determined by the Nominating and Corporate Governance Committee of the Board of Directors. The committee reviews the performance of the Company, assesses the performance of the individuals, and confers with an independent consultant from PricewaterhouseCoopers, LLP about compensation for comparable executives within the manufacturing industry and more specifically the printing and apparel industries.
          The ability of the Committee members to judge performance effectively is enhanced by the exposure they get to Ennis’ operations as members of our Board of Directors. The Board participates in regular updates on our business priorities, strategies and results through attendance at regularly scheduled Board meetings. The Committee has frequent interaction with and open access to executive officers. This gives them considerable opportunity to ask questions and assess the performance of individual executives and the Company.
          The Committee has taken action where appropriate and possible, to preserve the deductibility of compensation paid to the named executive officers in compliance with Internal Revenue Code Section 162(m), which requires, among other things, that executive compensation must qualify as “performance-based compensation” to qualify for and preserve tax deductibility.

What are the objectives of our compensation program for executive officers and what is it designed to reward?
     The objective of the compensation program for our executive officers is to hold them accountable for the financial and competitive performance of the Company and their individual contributions toward successful Company results. The compensation program is based on the following principles:
1.	Pay for performance — pay better than the market median for performance that is superior to competitors.

2.	Provide rewards that motivate executives to think and act in the best interest of our shareholders.
     The Committee judges performance based on three specific measures: revenue goals, operating margin and return on capital. Additionally, the Committee considers and assesses the Company’s progress in key strategic areas such as new markets served and acquisitions and the executive’s contribution in these key areas.
What are the elements of our executive compensation?
Our executive compensation consists of four basic elements:
1.	Cash compensation, consisting of base salary and performance bonus.

2.	Long-term compensation awarded as equity, consisting generally of stock options and restricted stock units.

3.	Basic Company benefits, consisting of standard benefits as offered to other employees, including retirement benefits, health and life insurance.

4.	Perquisites, consisting of auto allowance, opportunity to defer cash compensation, supplemental retirement contributions and company-paid supplemental life insurance.
Why do we choose to pay each element and how do we decide how much to pay or include as compensation?
          We believe the combination of cash compensation and long-term equity compensation creates the right balance between performance, reward, retention and promotion of shareholders’ interests.
          The Committee determines the combination and amount of each of these elements when setting the levels of our executive’s compensation. Executive compensation is reviewed annually at the first quarterly Board meeting following the conclusion of our fiscal year. From time to time the Committee may meet to consider any off cycle changes that it deems appropriate because of changes in job responsibility or regulatory requirements.
          The specifics of each element are as follows:
Cash Compensation
          Cash compensation is a combination of base salary and performance bonus. Our objective is to deliver total cash compensation that reflects the Company’s performance as well as the executive’s individual contribution to that performance. If the Company and individual perform better than competitors, the goal is to deliver total cash compensation that is generally above the market median. If performance is below expectation, the total cash compensation will be generally below the market median.
          Base Salary — This is the least variable form of compensation intended to compensate the executive officer for the job duties assigned. The Company generally pays base salaries between the median and the 75th percentile of the market for officers performing comparable jobs. The base salary and the percentile can vary depending on the individual’s qualifications, experience and performance and is at the Committee’s discretion.
          The Committee estimates the target range for a job by gathering specific information about base salaries for similar jobs in the relevant study category as specified by the Committee. The relevant study category typically includes matching jobs at manufacturing companies within our industry and other companies of a similar size. This information is compiled and supplied to the Committee by an independent compensation consultant. The Committee may or may not adjust base salaries based upon its analysis of study data and performance.

          Performance Bonuses — This element is variable and depends upon the Company’s performance and the executive officers’ contribution toward that performance. The Committee has full discretion to determine the participation in, and the allocation of, any developed bonus pool for the named executive officers.
          The Annual Performance Bonus Plan is designed to reward executives for the attainment of Company performance measures. Each executive is assigned a percentage of base salary eligibility for reaching targeted performance. A threshold is established at 95% of targeted performance before a bonus is considered. Executives are eligible for up to 150% of their assigned target percentage should targeted goals be reached or exceed 150%. These percentages are based upon the Committee’s determination of level of responsibility. The current percentages of base salary eligibility for the named executive officers are:

			Maximum
	Threshold	Target	150% of Target
CEO/President	0	60%	90%
Executive Vice President	0	40%	60%
Vice President Finance (CFO)	0	40%	60%
Vice President Administration	0	40%	60%
Vice President Apparel Division	0	40%	60%
          A bonus pool is generated based upon these percentages if predetermined goals are met in the areas of profit, return on capital and sales. These goals are weighted by importance at 40% profit, 40% return on capital and 20% sales growth. These goals are established and approved by the Board at the beginning of the fiscal year based upon the approved business plan. The business plan is presented to the Board after review by management to assure that the plan meets or exceeds strategic objectives for the year.
          When the year-end audited financials are available, the bonus pool is finalized by Management and presented to the Committee. The Committee analyzes the performance of the executive officers and the performance of the Company against the predetermined goals to determine the extent of bonus to be awarded. The Committee arrives at its own conclusions as to the level of bonus awards. They present the recommendations to the Board for discussion and approval. Only independent directors vote on the final awards.
          The Board also determines any discretionary bonus awards for the prior fiscal year period at the April quarterly meeting. Discretionary bonuses are sometimes awarded to executives for exceptional performance that was not anticipated by the business plan used in establishing the annual performance goals. An example would be a successful acquisition of a business during the previous year. Another could be the successful sale of a business during the year. The independent directors have the sole authority in determining and awarding any discretionary bonus. All bonuses awarded are performance based.
Equity Awards
          Equity awards for our named executive officers have been granted from our 1998 and 2004 Long-Term Incentive Plans. There were no equity awards granted during this fiscal year. All previously granted awards are disclosed in the Outstanding Equity Awards at Fiscal Year End Table.
          When granted, equity awards are meant to align the interests of named executive officers with our shareholders, and to motivate and reward our executive officers to increase the shareholder value of the Company over the long term. The 2004 Long-Term Incentive Plan, as approved by shareholders, allocated 500,000 shares of stock to be available to management and non-employee directors in the form of options (either incentive stock options or non-qualified stock options), restricted stock grants, stock appreciation rights, restricted unit grants, phantom stock options or other incentive awards. The Compensation Committee determines eligible employees, the timing of options and award grants, the number of shares granted, vesting schedules, option prices and duration and other terms of any stock options and other awards.
          We also believe that long-term incentive awards are a key element in retaining key individuals. The Committee believes it is important to retain a strong, capable executive team that has aligned interests with the Company’s shareholders. The type of equity awards granted under the 1998 and 2004 Long-Term Incentive Plans include:

          Incentive Stock Options — Each stock option represents the right to purchase a specified number of shares of our Common Stock at the set exercise price subject to the terms of an option agreement. The exercise price is the fair market value of the Company’s stock on the day the Committee grants the option. As a result, any value that an executive receives from a stock option is solely the result of increases in the value of the stock. Any increase in the value of the stock benefits all our shareholders, which aligns the executive and shareholder interests. These options vest ratably over four years at 25 percent per year. They have a term of ten years.
          Non-Qualified Stock Options — This type of option is similar to the Incentive Stock Option and is typically used only when Incentive Stock Options are limited by the plan or IRS limitations.
          Restricted Stock Grants — The Committee can also grant awards of restricted stock to the executive officers. Any granted shares are typically granted with a restrictive vesting schedule which renders the shares subject to substantial risk of forfeiture if or when an executive terminates employment prior to vesting. The stock is granted at the fair market value of the Company’s stock on the day the Committee awards the grant. The recipient of a grant is entitled to dividends on the shares beginning on the grant date.
          There are additional methods of rendering stock value to recipients under the terms of the shareholder approved Long-Term Incentive Plan including, stock appreciation rights, phantom stock options and dividend equivalent rights. The Committee has determined that these methods will not be used at this time.
Perquisites
          The fourth basic element of compensation for the named executive officers are perquisites. The named executive officers typically enjoy the same benefit as all salaried employees; however, the Committee has determined that the named executive officers will receive an auto allowance as follows:

Mr. Walters	$12,000 annually
Mr. Travis	$ 8,000 annually
Mr. Magill	$ 8,000 annually
Mr. Graham	$ 8,000 annually
Mr. Scarborough	$ 8,000 annually
Other Benefits
Retirement Plans
          All named executive officers except Mr. Scarborough, Vice President Apparel Group, participate in the Pension Plan For The Employees of Ennis, Inc. This is a Company funded defined benefit plan which promises a certain benefit to the eligible named executive officers upon normal retirement. Normal retirement is defined as the first day of the month of the latter of his 65th birthday or the fifth anniversary of participation if hired after age 60. The pension plan provides for retirement benefits on a formula based on the average pay of the highest five consecutive compensation years during active employment, integration of certain Social Security benefits, years of service and reaching a normal retirement age of 65.
     The Internal Revenue Code limits the maximum annual compensation covered by the plan. The limit for 2007 is $225,000. This limitation as well as the limitation on highly compensated participants in the Ennis 401(k), significantly limits the retirement benefit for the named executive officers. This past year the Board decided that a select number of executives, including the named executive officers, would be granted a supplemental benefit under the Ennis Deferred Compensation Plan to make-up some of the retirement benefit lost because of the imposed limitations. The named executive officers were granted the following non-qualified deferred benefits during fiscal year 2007:

	Supplemental Retirement	Deferred 401(k)
	Grant	Match
Mr. Walters	$189,000	$2,692
Mr. Travis	$56,250	$5,254
Mr. Magill	$93,750	$0
Mr. Graham	$56,250	$1,038
Mr. Scarborough	$45,000	$0

     All the named executive officers were eligible to participate in the Ennis 401(k) Plan, which is a qualified plan that allows all employees of the Company to save up to allowed limits on a before tax basis. The named executive officers did not receive any matching Company contributions under the qualified plan.
     All named executive officers were eligible to defer cash compensation under the Ennis Deferred Compensation Plan, which is a non-qualified plan that allows deferral of compensation until retirement or termination. The amounts deferred by the named executive officers are indicated on the following tables.
     Additionally, Mr. Scarborough receives a housing allowance of $54,000 annually, which was awarded at the time of his appointment and transfer to become the President of the Apparel Division of the Company. He also receives the benefit of temporarily living in a Company leased residence for which the value is imputed to him as income. This imputed value was $107,308 during the 2007 fiscal year.
     The named executive officers receive an annual non-qualified match of 25% limited to $5,000 for savings in the Company’s 401(k) Plan. The match would accumulate in the Company’s Non-qualified Deferred Compensation Plan.
     The named executive officers are eligible for Company paid supplemental term life insurance at the following benefit amounts:

Mr. Walters	$1,000,000
Mr. Travis	$500,000
Mr. Magill	$500,000
Mr. Graham	$500,000
Mr. Scarborough	$500,000
The Company’s contribution paid for this benefit is imputed as income to the executive.
The named executive officers do not receive a tax gross up for any of these benefits.
Employment Agreements
     The Committee has determined that it is in the best interests of the Company and its shareholders to enter into employment agreements with each of the named executive officers. The current agreements are for three-year terms beginning April 31, 2006 and can be extended on a year-to-year basis. The employment contracts are referenced as exhibits to our Annual Report on Form 10K. We entered into these agreements to ensure that the executives perform their roles for an extended period of time with focus on annual and multiple year objectives.
     The agreements establish the beginning base salary, eligibility for bonuses, benefits, perquisites, as well as, certain non-compete, non-solicitation and confidentiality covenants that protect the Company.
     Compensation upon termination is outlined in the agreements and described in detail below. If one of the named executive officers is terminated without cause or within two years after a change of control, or if the executive terminates the agreement for “good reason”, as defined in the agreement, then the executive would receive a multiple of current base salary and the prior year’s bonus as set forth in the following table.

	Without Cause	With Cause	Change of Control*
	(base salary + bonus)	(base salary)	(280G base + bonus)
Mr. Walters	2X	1.0X	2.99 X
Mr. Travis	1X	.5X	1.00 X
Mr. Magill	1X	.5X	1.00 X
Mr. Graham	1X	.5X	1.00 X
Mr. Scarborough	1X	.5X	1.00 X

*	Limited to the maximum amount of severance payment permitted to be deducted as compensation expense under the provisions of Section 280G of the Internal Revenue Code.

          In addition to these cash severance amounts, the named executive officer would be eligible for continuation of basic employee group benefits if terminated without cause, upon a change of control triggering event or resigns for good reason and would also vest for all qualified plan benefits and be eligible to receive either pay or reimbursement for employee costs and expenses for outplacement services, as is customary and reasonable in the Dallas area for the executive’s level of responsibility. The basic benefit continuation period is 12 months for Mr. Walters and three months for all other named executive officers.
Definitions for Types of Termination Summarized from Employment Agreements.
          Termination by the Company includes termination at death, total disability of 120 consecutive days or more or retirement. There would be no severance payment due the executive for terminations with respect to death or retirement. For payments required for our executive officers in the event of disability, please see the tables on page 32 entitled Termination Due to Disability and Termination Due to Death.
          Termination for cause is defined to mean: (i) the willful and continued failure by the executive to follow the reasonable instructions of the Board and which is not cured within 10 days of written notice from the Company specifying such failure; (ii) the willful commission by the executive of acts that are dishonest or inconsistent with local normal standards and is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise; (iii) the commission by the executive of a felonious act; (iv) ongoing alcohol/drug addiction and failure to successfully complete a recovery program; (v) intentional wrongful disclosure of confidential information of the Company; (vi) intentional wrongful engagement in any competitive activity; or (vii) gross neglect of his duties by the executive which is not cured within 10 days of written notice specifying the failure, or in the event the failure is not curable within 10 days, the executive shall have a longer period of up to 30 days to cure the failure so long as he is diligently pursuing a cure.
          Termination without cause is defined as any termination of executive’s employment by the Company for any reason other than those specified above.
          Termination by executive. The executive shall be entitled to terminate his employment (i) in the event of a change of control, (ii) for good reason defined as the executive’s resignation within 90 days of the following:
(a)	Without the express consent of executive, any duties assigned are materially inconsistent with the executive’s position, duties and status with the Company as contemplated by the employment agreement;

(b)	Any action by the Company which results in a material diminution in the position, duties or status of the executive as contemplated by the employment agreement or any transfer or proposed transfer of the executive for any extended period to a location outside the area of the corporate office without the executives consent, except for strategies reallocations of personnel reporting to the executive;

(c)	The base annual salary of the executive is reduced; or

(d)	The Company fails to materially comply with the employment agreement obligations.
Severance Payment After Change of Control
          If any of the named executive officers is terminated within 90 days prior to or within two years after a change of control as defined by the employment agreements, the executive will be entitled to a lump sum severance payment and immediate vesting of benefits and long-term incentive awards and options. The value of these payments and benefits is set forth in the Potential Payments Upon Termination or Change in Control section.
          Any change of control severance is limited to the maximum amount of severance payment as defined in Section 280G of the Internal Revenue Code of 1986, as amended.
Discussion of Performance and Compensation Committee Actions for Fiscal Years 2007 and 2008
          The Committee held a meeting on April 20, 2007 for the purpose of considering compensation for the named executive officers of the Company. During this meeting, the members discussed and considered each officer’s performance and relative contribution toward the performance of the Company during the fiscal year. The

Committee also discussed the bonus pool generated for the fiscal year and the performance factors that contributed to the pool. There were discussions about the competitive positioning of the named executive officers’ base salaries as compared to the survey information supplied by the Company’s independent consultant, Pricewaterhouse Coopers, LLP. After these considerations and factoring responsibility changes during the year, the Committee recommended the following adjustments to base salaries to the Board effective on April 23, 2007.

		From	To	%
CEO, President	Mr. Walters	$750,000	$788,000	5.1%
Vice President Finance	Mr. Travis	$250,000	$325,000	30.0%
Executive Vice President	Mr. Magill	$400,000	$420,000	5.0%
Vice President Administrative	Mr. Graham	$240,000	$250,000	4.2%
Vice President Apparel	Mr. Scarborough	$342,000	$370,000	8.2%
     Mr. Travis’ base salary increase was both performance-based and an adjustment to bring his base more in line with competitive salaries for a CFO in similar sized companies as indicated by the available data.
     In addition to these base salary adjustments, it was determined that the following incentive payments should be awarded to the named executive officers fiscal year 2007 performance.

CEO, President	Mr. Walters	$513,000
Vice President Finance	Mr. Travis	$110,000
Executive Vice President	Mr. Magill	$175,000
Vice President Administration	Mr. Graham	$95,000
Vice President Apparel	Mr. Scarborough	$175,000
     The Company reached or exceeded its planned targets for sales, profits and return on capital for the fiscal year. The incentive payments awarded by the Board are consistent with the level of performance the Company achieved.
     The Committee and Board also awarded Restricted Stock grants under the Ennis Long-Term Incentive Plan to the named executive officers in the amounts listed below. These grants were made at the closing price on the date of grant, April 20, 2007. The shares will vest equally at 33 1/3% each year for the next three years. These grants will be reported in the next fiscal year report.

Mr. Walters	14,400 shares
Mr. Travis	6,000 shares
Mr. Magill	7,000 shares
Mr. Graham	4,200 shares
Mr. Scarborough	6,000 shares
Compensation Committee Report
     The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis section of the Company’s 2007 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2007 and its Annual Report on Form 10-K for the fiscal year ended February 28, 2007.
THE ENNIS, INC. COMPENSATION COMMITTEE
Kenneth Pritchett, Chairman
James B. Gardner
James C. Taylor

Summary Compensation Table
     The following table presents fiscal year end 2007 compensation information regarding the Company’s Chief Executive Officer, Chief Financial Officer and the three remaining most highly paid executive officers during the year ended February 28, 2007, collectively, the “named executive officers”.

							Change in
							Pension
							Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
				Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary ($)	Bonus	(1)	(2)	(3)	(4)	(5)	Total
Keith S. Walters	2007	$713,461	$—	$65,108	$616	$513,000	$189,148	$205,612	$1,686,945
Chairman of the Board, President and Chief Executive Officer

Richard L. Travis, Jr.	2007	$236,538	$—	$6,563	$—	$110,000	$15,915	$70,886	$439,902
Vice President-Finance, Chief Financial Officer and Secretary

Michael D. Magill	2007	$380,769	$—	$43,476	$7,742	$175,000	$31,272	$102,967	$741,226
Executive Vice President and Treasurer

Ronald M. Graham	2007	$228,462	$—	$12,306	$123	$95,000	$46,931	$64,955	$447,777
Vice President

David T. Scarborough	2007	$354,461	$—	$16,408	$—	$175,000	$6,823	$213,641	$766,333
Vice President

(1)	The dollar amount recognized for financial statement reporting purposes for our fiscal year ended February 28, 2007, in accordance with FAS 123R. The assumptions used to calculate these values are set forth in Note 8 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 28, 2007.

(2)	The dollar amount recognized for financial statement reporting purposes for our fiscal year ended February 28, 2007, in accordance with FAS 123R. The assumptions used to calculate these values are set forth in Note 8 to our consolidated financial Statements, which are included in our Annual Report on Form 10-K for the year ended February 28, 2007.

(3)	The amounts awarded under the Company’s Annual Performance Bonus Plan for the accomplishment of pre-set performance goals for the fiscal year ended February 28, 2007. The Company exceeded predetermined performance goals for profit, return on capital and sales. The incentive awards reflect this performance and awards are at or slightly above the named executive officers’ target award levels.

(4)	The actuarial increase in the present value of the named executive officer’s benefits under the Company’s pension plan using the actuarial process specified by the pension plan. For named executive officers who leave and have not completed five years vesting service, amounts assume vesting in all cases and retirement at age of 65. Mr. Scarborough is not a participant in the Company’s Pension Plan. The earnings on Company contributions in the Deferred Compensation Plan are reflected in the column. The Company contributions are invested in an array of mutual funds held in a Rabbi Trust. The investment returns are consistent with the type of funds available for retirement funds and are similar to the funds available in the Company’s 401(k) Plan. Mr. Walters, also, has 20,000 share units of phantom stock in the Company Deferred Compensation Plan. The amount in this column for Mr. Walters includes the increase in value and dividends during this year.

(5)	For information regarding the amounts included in this column, please see “All Other Compensation Table” below.

	Company	Perquisites
	Contribution	and Other
	to Benefit	Personal
	Plans (a)	Benefits (b)	Other (c)	Total
Keith S. Walters	$191,692	$11,500	$2,420	$205,612
Richard L. Travis, Jr.	$61,504	$7,667	$1,715	$70,886
Michael D. Magill	$93,750	$7,667	$1,550	$102,967
Ronald M. Graham	$57,288	$7,667	$—	$64,955
David T. Scarborough	$45,000	$7,333	$161,308	$213,641

(a)	The contributions made to the Ennis Deferred Compensation Plan for supplemental retirement benefits. The amounts are awarded by the Compensation Committee on an annual basis. The awards for this fiscal year were a percentage of the prior year’s base salary. The percentages were: Mr. Walters, 27%; Mr. Travis, 25%; Mr. Magill, 25%; Mr. Graham, 25%; and Mr. Scarborough, 15%. The actual contributions for each of the named executives were as follows: Mr. Walters, $189,000; Mr. Travis, $56,250; Mr. Magill, $93,750; Mr. Graham, $56,250; and Mr. Scarborough, $45,000. In addition, each of the named executive officers were eligible for an additional 25% match to any savings in the Company’s 401(K) Plan. The match contributions were: Mr. Walters, $2,692; Mr. Travis, $5,254; and Mr. Graham, $1,038.

(b)	The amount received by the named executive officers for auto allowance.

(c)	The amount paid for supplemental executive life insurance premiums during this fiscal year for Mr. Walters, Mr. Travis, and Mr. Magill. Additionally Mr. Scarborough’s amount included a temporary housing allowance of $54,000 and the imputed value of living in a Company leased residence in the amount of $107,308.
Grants of Plan-Based Awards
     There were no grants of plan based awards to the named executive officers during fiscal year ended February 28, 2007.

Outstanding Equity Awards at Fiscal Year End
     The following table provides information regarding stock options and restricted stock held by the named executive officers as of February 28, 2007.

	Option Awards					Stock Awards (2)
						Stock Awards
						Number	Market
			Number of			of	Value of
		Number of	Securities			Shares or	Shares or
		Securities	Underlying			Units of	Units of
		Underlying	Unexercised			Stock Awards	Stocks That
	Date of	Unexercised	Options	Option	Option	That	Have
	Option	Options	Unexcercisable	Exercise	Expiration	Have Not	Not
Directors Name	Grant	Excercisable	(1)	Price	Date	Vested	Vested (3)
Keith S. Walters						6,614	$170,641

	9/10/1997	15,000	—	$11.34	9/10/2007
	10/8/1998	81,000	—	$10.06	10/8/2008
	4/21/1999	100,000	—	$8.69	4/21/2009
	4/20/2000	43,363	—	$7.06	4/20/2010
	4/19/2001	25,000	—	$7.90	4/19/2011
	2/27/2006	5,200	—	$19.69	2/27/2016

Richard L. Travis, Jr.						667	$17,209

	2/27/2006	5,200	—	$19.69	2/27/2016

Michael D. Magill						4,416	$113,933

	6/17/2004	3,425	10,275	$15.64	6/17/2014
	2/27/2006	2,600	—	$19.69	2/27/2016

Ronald M. Graham						1,250	$32,250

	10/8/1998	16,000	—	$10.06	10/8/2008
	4/21/1999	15,000	—	$8.69	4/21/2009
	4/20/2000	15,000	—	$7.06	4/20/2010
	4/19/2001	5,000	—	$7.90	4/19/2011
	2/27/2006	5,200	—	$19.69	2/27/2016

David T. Scarborough						1,667	$43,009

	2/27/2006	5,200	—	$19.69	2/27/2016

(1)	The stock option award granted June 17, 2004 to Mr. Magill vests in equal amounts on each of June 17, 2007, June 17, 2008 and June 17, 2009.

(2)	The awards of restricted stock were all granted February 28, 2006 and vest in equal amounts on each of February 27, 2008 and February 27, 2009.

(3)	Calculated using the NYSE closing price of $25.80 per share of our Common Stock on February 27, 2007.

Option Exercises and Stock Vested
     The following table provides information as to each of the named executive officers information on exercises of stock options and the vesting of restricted stock awards during fiscal year ended February 28, 2007, including: (i) the number of shares of Common Stock underlying options exercised during fiscal year ended February 28, 2007; (ii) the aggregate dollar value realized upon the exercise of such options; (iii) the number of shares of our Common Stock received from the vesting of awards of restricted stock during fiscal year ended February 28, 2007; and (iv) the aggregate dollar value realized upon such vesting on February 28, 2007, which is the vesting date of the restricted stock awards reflected in the table.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($) (1)	Vesting (#)	Vesting ($) (2)
Keith S. Walters	56,637	$698,193	3,306	$85,295
Richard L. Travis, Jr.	—	$—	333	$8,591
Michael D. Magill	—	$—	2,208	$56,966
Ronald M. Graham	—	$—	625	$16,125
David T. Scarborough	—	$—	833	$21,491

(1)	The amount realized equals the difference between the fair market value of Common Stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(2)	The amount realized is based on the market value of the stock at date of vesting.
Pension Benefits
     We have a noncontributory retirement plan that covers approximately 15% of our employees. The plan provides for retirement benefits on a formula based on the average pay of the highest five consecutive compensation years during active employment, integration of certain Social Security benefits, length of service and a normal retirement age of sixty-five. All forms of remuneration, including overtime, shift differentials and bonuses, are covered by the plan. However due to restrictions imposed by the Internal Revenue Code, effective January 1, 2002, the maximum annual compensation covered by the plan is limited to $205,000. Future years’ maximum can be increased for inflation (for 2007, the maximum is $225,000). Prior to this date, the maximum annual compensation covered by the plan was limited to $150,000 (indexed for inflation).
     The following table shows the present value as of February 28, 2007, of the benefit of the named executive officers under our qualified defined benefit pension plan.

		Number of
		Number of Years	Present Value of	Payments
		Credited	Accumulated	During
Name	Plan	Service (2)	Benefit (3)	Fiscal 2007
Keith S. Walters	Ennis, Inc. DB Pension Plan	9.50	$145,886	$—
Richard L. Travis, Jr.	Ennis, Inc. DB Pension Plan	1.10	$12,516	$—
Michael D. Magill	Ennis, Inc. DB Pension Plan	3.20	$55,184	$—
Ronald M. Graham	Ennis, Inc. DB Pension Plan	9.00	$157,652	$—
David T. Scarborough (1)	N/A	0.00	$—	$—

(1)	Mr. Scarborough is not eligible to participate in the Company’s Pension Plan. He instead is eligible to participate in the Company’s 401(k) Defined Contribution Plan.

(2)	Credited service began on the date the named executive became eligible to participate in the plan. Participation began on January 1 following the year of employment. Accordingly, each of the named executives have been employed by Ennis for longer than the years of credited service shown above.

(3)	The assumptions and valuation methods used to calculate the present value of the Accumulated Pension Benefits shown are the same as those used by Ennis for financial reporting purposes and are described in Note 11 to Ennis Annual Report on Form 10-K for the year ended February 28, 2007.

Nonqualified Deferred Compensation in Last Fiscal Year
     The following table shows the information about the contributions and earnings, if any, credited to the accounts maintained by the named executive officers under nonqualified deferred compensation agreements, any withdrawals or distributions from the accounts during fiscal year 2007, and the account balances on February 28, 2007.

	Exucutive	Registrant	Aggregate		Aggregate
	Contribution	Contribution	Earning	Aggregate	Balance at
	in Fiscal	in Fiscal	in Fiscal	Withdrawls/	Fabruary 28,
	Year 2007(1)	Year 2007(2)	Year 2007(3)	Distribution	2007(4)
Keith S. Walters	$120,000	$189,000	$159,839	$—	$2,705,643
Richard L. Travis, Jr.	$24,415	$56,250	$3,399	$—	$94,389
Michael D. Magill	$—	$93,750	$9,901	$—	$167,262
Ronald M. Graham	$4,308	$56,250	$6,780	$—	$133,568
David T. Scarborough	$—	$45,000	$6,823	$—	$97,003

(1)	The named executive officers are able to defer a percentage of their salary and bonus upon voluntary elections made by them into the Ennis Deferred Compensation Plan. The amounts indicated represent the portions so deferred by each named executive last fiscal year. The amounts indicated have been included in the salary column of the Summary Compensation Table on page 26.

(2)	Amounts represent contributions to be made by the Company for the 2007 fiscal year to the Ennis Deferred Compensation Plan for Supplemental Retirement Benefits. The amounts are awarded each year by the Compensation Committee. The awards this year were based on a percentage of each named executives prior year base salary, and were as follows: Mr. Walters, 27%; Mr. Travis, 25%; Mr. Magill, 25%; Mr. Graham, 25%; and Mr. Scarborough, 15%. Amounts indicated have been included in the “All Other Compensation” column of the Summary Compensation Table on page 26.

(3)	Amounts represent earnings on Company contributions during the year on each named executives’ deferred compensation account. Mr. Walters’ amount also includes $134,000 earned during the year on his 20,000 shares of phantom stock. These earnings have been included in “Change in Pension Value and Non Qualified Deferred Compensation Earnings” of the Summary Compensation Table on page 26.

(4)	Includes quarterly payment made March 13, 2007 relating to fiscal year 2007.

Potential Payments Upon Termination or Change in Control
     The following tables summarize the estimated payments to be made under certain circumstances to each named executive officer as more completely described in the Employment Agreements section in the Compensation Disclosure and Analysis. For the purposes of the quantitative disclosure in the following tables, and accordance with SEC regulations, we have assumed that the termination took place on February 28, 2007.
     The following table describes payments that would be required to each of our named executive officers in the event of a “Change in Control” as defined by the Employment Agreements.

	CHANGE IN CONTROL
	Base Salary	Group			Deferred
	and	Benefit Plans	Other	Pension	Compensation	Equity
	Bonus (1)	Continuation (2)	Benefits (3)	Benefits	(4)	Awards (5)
Keith S. Walters	$4,437,134	$12,042	$20,000	$145,886	$2,705,643	$4,665,315
Richard L. Travis, Jr.	$482,183	$2,207	$20,000	$12,516	$94,389	$48,981
Michael D. Magill	$764,820	$3,947	$20,000	$55,184	$167,262	$269,011
Ronald M. Graham	$498,031	$2,492	$20,000	$157,652	$133,568	$943,072
David T. Scarborough	$761,278	$2,372	$20,000	$—	$97,003	$74,781

(1)	When termination is a result of change in control as defined in Employment Agreements and qualifies for change in control, severance payment is equal to the lesser of 2.99 times Mr. Walter’s “Base Amount” as defined in Section 280G of the Internal Revenue code of 1986, as amended and a severance bonus equivalent to 2.99 times the bonus earned or paid for the previous year. The maximum amount of severance payment is limited to the amount permitted to be deducted as compensation expense by the Company and to be received by the Employee without liability for the assessment of an excise tax. All other named executive officers would receive amounts equal to 1 times the “Base Amount” as defined in Section 280G of the Internal Revenue Code of 1986, as amended and a severance bonus equivalent to 1 times the bonus earned or paid for the previous year. The maximum amount would have the same limitation as indicated by the previous footnote. The 280G “Base Amount” is determined by averaging the last five years or shorter period if not employed by the Company. All wages and salary, bonuses, fringe benefits, pension benefits and other deferred compensation arising out of the employment relationship are treated as compensation. Transfers of stock options and stock grants are also treated as compensation payments.

(2)	Mr. Walters receives twelve months of continued group benefits. All other named executive officers receive three months of continued group benefits.

(3)	All named executive officers would receive up to $20,000 toward outplacement services.

(4)	Aggregate account value as of February 28, 2007. The amounts shown in the Nonqualified Deferred Compensation in Last Fiscal Year table on page 30 include the amounts shown in this column.

(5)	Calculated as the (i) difference between the exercise price of all outstanding in-the-money options and the closing price of our common stock as of February 28, 2007 ($25.80), multiplied by the number of such options as of February 28, 2007 plus (ii) the outstanding stock grants as of February 28, 2007 multiplied by the closing price of our common stock.
     The following table describes payments that would be required to each of our named executive officers in the event of a “Without Cause” termination as defined by the Employment Agreements.

	WITHOUT CAUSE
	Base Salary	Group		Deferred
	and	Benefit Plans	Other	Compensation	Equity
	Bonus (1)	Continuation (2)	Benefits (3)	(4)	Awards (5)
Keith S. Walters	$2,900,000	$12,042	$20,000	$2,705,643	$4,665,315
Richard L. Travis, Jr.	$290,000	$2,207	$20,000	$94,389	$48,981
Michael D. Magill	$599,000	$3,947	$20,000	$167,262	$269,011
Ronald M. Graham	$300,000	$2,492	$20,000	$133,568	$943,072
David T. Scarborough	$502,000	$2,372	$20,000	$97,003	$74,781

(1)	Amounts indicated in the above table are as of February 28, 2007. When a termination is “Without Cause” as defined by the Employment Agreements, the severance amounts would be calculated as follows: Mr. Walters, 2 times his fiscal year 2007 base salary and prior years’ (fiscal year 2006) bonus; all other named executive officers, 1 times their fiscal year 2007 base salary and prior years’ (fiscal year 2006) bonus. If current salary and prior years’ (fiscal year 2007) bonuses were used (i.e., amounts currently payable), the calculated amounts would be as follows: Mr. Walters, $2,602,000; Mr. Travis, $435,000; Mr. Magill, $595,000; Mr. Graham, $345,000; and Mr. Scarborough, $545,000.

(2)	Mr. Walters receives twelve months of continued group benefits. All other named executive officers receive three months of continued group benefits.

(3)	All named executive officers would receive up to $20,000 toward outplacement services.

(4)	Aggregate account value as of February 28, 2007. The amounts shown in the Nonqualified Deferred Compensation in Last Fiscal Year table on page 30 include the amounts shown in this column.

(5)	Calculated as the (i) difference between the exercise price of all outstanding in-the-money options and the closing price of our common stock as of February 28, 2007 ($25.80), multiplied by the number of such options as of February 28, 2007 plus (ii) the outstanding stock grants as of February 28, 2007 multiplied by the closing price of our common stock.
          The following table describes payments that would be required to each of our named executive officers in the event of a “With Cause” termination, as defined by the Employment Agreements.

	WITH CAUSE
	Base Salary	Group		Deferred
	and	Benefit Plans	Other	Compensation	Equity
	Bonus (1)	Continuation	Benefits	(2)	Awards (3)
Keith S. Walters	$750,000	$—	$—	$2,705,643	$4,494,674
Richard L. Travis, Jr.	$125,000	$—	$—	$94,389	$31,772
Michael D. Magill	$200,000	$—	$—	$167,262	$50,684
Ronald M. Graham	$120,000	$—	$—	$133,568	$910,822
David T. Scarborough	$171,000	$—	$—	$97,003	$31,772

(1)	The amounts indicated in the above table are as of February 28, 2007. When a termination is “With Cause” as defined by the Employment Agreements, the severance amounts would be calculated as follows: Mr. Walters would receive 1 times his fiscal year 2007 base salary; all other named executive officers would receive -1/2 times their fiscal year 2007 base salary. Amounts currently payable are as follows: Mr. Walters, $ 788,000; Mr. Travis, $162,500; Mr. Magill, $210,000; Mr. Graham, $125,000; and Mr. Scarborough, $185,000.

(2)	Aggregate account value as of February 28, 2007. The amounts shown in the Nonqualified Deferred Compensation in Last Fiscal Year table on page 30 include the amounts shown in this column.

(3)	Calculated as the difference between the exercise price of all vested in-the-money options and the closing price of our common stock as of February 28, 2007 ($25.80), multiplied by the number of such options as of February 28, 2007
          The following table describes payments that would be required to each of our named executive officers in the event of a disability, or death termination as defined by the Employment Agreements.

	TERMINATION DUE TO DISABILITY		TERMINATION DUE TO DEATH
	Compensation (1)	Benefits (2)	Benefits (3)
Keith S. Walters	$788,000	$480,000	$1,250,000
Richard L. Travis, Jr.	$325,000	$840,000	$750,000
Michael D. Magill	$420,000	$360,000	$750,000
Ronald M. Graham	$250,000	$360,000	$250,000
David T. Scarborough	$370,000	$1,560,000	$250,000

(1)	When termination is due to disability as determined by the Board, the compensation amount is equal to twelve months salary.

(2)	Reflects monthly long term disability benefits of $5,000 until the age of 65.

(3)	All named executive officers benefits include basic life insurance benefits of $250,000. Mr. Walters’ benefits include $1,000,000 non-qualified life insurance benefits and Mr. Travis and Mr. Magill include $500,000 non-qualified life insurance benefits.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the Company’s Common Stock with the SEC and the NYSE, and to furnish the Company with copies of the forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to it and written representations of our officers and directors, during the year ended February 28, 2007, all Section 16(a) reports applicable to its officers and directors were filed on a timely basis with the following exceptions: (i) each of Mssrs. Gardner, Hartley, Long, Mitchell, and Quiroz inadvertently filed one Form 4 late; (ii) each of Mssrs. Price, Pritchett and Taylor filed one Form 4 and one Amendment to Form 4 late and (iii) Mr. Long filed an amendment to his initial Form 3 late.
OTHER MATTERS
     The Board does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

ENNIS, INC.
PROXY
ANNUAL MEETING OF SHAREHOLDERS
June 28, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The under hereby appoints Keith S. Walters, Michael D. Magill and Richard L. Travis, Jr., or any one or more of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Ennis, Inc. held of record by the undersigned at the close of business on April 30, 2007 at the Annual Meeting of Shareholders to be held June 28, 2007 or any adjournment thereof.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.
A. Election of Directors for Term Ending in 2010
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - Michael J. Schaefer	—	—
02 - Kenneth G. Pritchett	—	—
03 - James C. Taylor	—	—
B. Issues
The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain
2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	—	—	—
The proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposal 1, and in the Proxies’ discretion on matters arising under 2. This proxy confers discretionary authority upon the Proxies to cumulate votes for the election of the nominees for which proxy authority is given if (a) cumulative voting is in effect and (b) such Proxies determine that such action is necessary to elect as many of management’s nominees as possible.
C. Authorized Signatures — Sign Here — This section must be completed for your instruction to be executed.
Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, etc., please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)
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